NEWS RELEASE

FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC. REPORTS SECOND QUARTER FISCAL 2007 DILUTED EARNINGS PER SHARE OF $0.28; DECLARES SEMI-ANNUAL DIVIDEND; ANNOUNCES A PLAN FOR ANNUAL DIVIDEND INCREASES AND AUTHORIZES ADDITIONAL SHARE REPURCHASE

MARYVILLE, TN – January 9, 2007 – Ruby Tuesday, Inc. today reported diluted earnings per share of $0.28 on net income of $16.7 million for the Company’s second quarter of fiscal 2007, which ended on December 5, 2006. This compares to diluted earnings per share of $0.28 on net income of $17.4 million for the second quarter of the prior year. During the first quarter of fiscal year 2007, the Company adopted Statement of Financial Accounting Standards No. 123R “Share-Based Payment” (“SFAS 123R”) on a modified prospective basis, which reduced diluted earnings per share by $0.02 in the second quarter. Also, the Company’s Board of Directors declared a semi-annual cash dividend of $0.25 per share, payable on February 8, 2007 to shareholders of record at the close of business on January 25, 2007.

Same-restaurant sales for the second quarter decreased 0.2% and increased 4.0% at Company-owned and domestic franchise Ruby Tuesday restaurants, respectively. From December 6, 2006 through January 8, 2007, period-to-date same-restaurant sales were up approximately 2.0% and up approximately 6.2% at Company-owned and domestic franchise restaurants, respectively.

Ruby Tuesday, Inc.

News Release

January 9, 2007

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Second quarter and December fiscal 2007 period-to-date same-restaurant sales:

	September	October	November	Second Quarter	December
Company-owned	-0.5%	-1.1%	1.0%	-0.2%	approx. 2.0%
Domestic Franchise	4.4%	3.6%	3.8%	4.0%	approx. 6.2%

Other highlights for the 13-week second quarter:

•	Total revenue increased 14.2% over the same period of the prior year.
•	Average restaurant volumes at Company-owned Ruby Tuesday restaurants increased 1.9% over the same period of the prior year.
•	The Company opened fifteen new Ruby Tuesday restaurants during the quarter.
•	Domestic and international franchisees opened seven new Ruby Tuesday restaurants during the quarter.
•

Sales at domestic and international franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise income on the Company’s income statement) totaled $114,791,000 and $103,454,000 for the second quarter of fiscal 2007 and 2006, respectively. Fiscal 2007 sales at franchise restaurants were reduced due to the acquisition of the Orlando, Florida franchisee in the first quarter of fiscal 2007.

•	Capital expenditures were $28.8 million for the quarter.
•	The Company had 59.1 million shares of common stock outstanding at the end of the quarter.

Ruby Tuesday, Inc.

News Release

January 9, 2007

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Year-to-Date Highlights

•

The Company opened thirty-two new Ruby Tuesday restaurants, acquired seventeen restaurants from its Orlando, Florida franchisee, closed two restaurants, and sold or leased three restaurants to an existing franchisee.

•	Aside from the restaurants purchased from or sold to the Company, domestic and international franchisees opened seventeen new Ruby Tuesday restaurants, while one was closed.
•

Sales at domestic and international franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise income on the Company’s income statement) totaled $231,945,000 and $213,488,000 for fiscal 2007 and 2006, respectively. Fiscal 2007 sales at franchise restaurants were reduced due to the acquisition of the Orlando, Florida franchisee.

•	During the first quarter of fiscal year 2007, the Company adopted SFAS 123R on a modified prospective basis, which reduced fiscal year-to-date diluted earnings per share by $0.05.

Annual Dividend Increases and Increase in Remaining Share Authorization

Upon review and approval by its Board of Directors, the Company announced a plan of increasing its semi-annual dividend on an annual basis following the end of its fiscal year by the annual percentage increase in net income, not to exceed ten percent. Also, in addition to the remaining 5.2 million shares authorized for repurchase, the Board of Directors authorized the repurchase of an additional 5 million shares under the Company’s on-going share repurchase program.

Ruby Tuesday, Inc.

News Release

January 9, 2007

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Sandy Beall, Founder and CEO commented, “We performed well on earnings and made solid progress on our plans to take the brand toward a high quality casual dining restaurant. Sales for the quarter were not where we would have liked, but considering the consumer environment and relative to casual dining and our peers, they are respectable, and have increasing momentum.

“The Company’s overall initiatives that focus on uncompromising quality and freshness and gracious hospitality continue to progress very well. Our ‘burger-centric’ strategy has resulted in continued positive same-restaurant sales increases at lunch, and in addition to focusing on our handcrafted burgers being the best in all of casual dining, we are also beginning to advertise some of our ‘quality-fresh’ dinner entrees. Weekend dinner sales results responded positively to the advertising in November and December which focused on our premium-aged prime sirloin and fresh jumbo lump crab cake. An all new line of high quality chicken products will be introduced later this month featuring fresh, all-natural chicken and a variety of fresh ingredients.

“The quality and value ratings from our latest research received in December are the highest Ruby Tuesday has ever received and our management turnover, including management trainees, is still among the lowest in the industry. To focus further on quality, we have removed all trans fats from our frying shortening, and we are in the process of removing trans fats from all of our purchased products by the summer.

Ruby Tuesday, Inc.

News Release

January 9, 2007

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“I am also very pleased to announce the approval of a formal dividend policy that includes structured increases by our Board of Directors. This provides yet another way for us to return value to our shareholders as we focus on driving our returns. We believe our strategy is working, we have positive momentum, and continue to be very excited about the plans we have going forward.”

Fiscal 2007 Guidance

The Company is targeting diluted earnings per share of $0.52 to $0.54 for its third quarter based on same-restaurant sales of 0% to up 2% at Company-owned restaurants, the acquisition of a franchisee in south Florida, and a decrease of approximately $0.02 to $0.03 per diluted share due to stock-based compensation expense. The Company is currently targeting diluted earnings per share of $1.68 to $1.72 for fiscal 2007 based on the following:

•	0.0% to 1.0% same-restaurant sales growth at Company-owned restaurants;
•	45 to 50 Company-owned openings for the year;
•	25 to 30 franchise openings for the year;
•	The acquisition of a franchisee in south Florida, which operated eleven restaurants, in the third quarter of fiscal 2007;
•	Continued future investments in the areas of food and labor as previously disclosed;
•	$145-$155 million in capital expenditures for the year; and
•	Stock-based compensation expense of $0.10 to $0.11 per diluted share.

Ruby Tuesday, Inc.

News Release

January 9, 2007

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Ruby Tuesday, Inc. has Company-owned and/or franchise Ruby Tuesday brand restaurants in 43 states, the District of Columbia, Puerto Rico, and 14 foreign countries. As of December 5, 2006, the Company owned and operated 673 Ruby Tuesday restaurants, while domestic and international franchisees (including Hawaii) operated 200 and 53 restaurants, respectively. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RI).

For more information, contact:
Shannon Hepp	Phone: 865-379-5700

The Company will host a conference call, which will be a live web-cast, this afternoon at 5:00 p.m. Eastern Time. The call will be available live at the following websites:

http://www.rubytuesday.com

http://www.fulldisclosure.com

Special Note Regarding Forward-Looking Information

This press release contains various “forward-looking statements,” which represent the Company’s expectations or beliefs concerning future events, including one or more of the following:  future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayments of debt, payment of dividends, stock repurchases, and restaurant and franchise acquisitions. The Company cautions the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: changes in promotional, couponing and advertising strategies; guests’ acceptance of changes in menu items; changes in our guests’ disposable income; consumer spending trends and habits; mall-traffic trends; increased competition in the restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; guests’ acceptance of the Company’s development prototypes; laws and regulations affecting labor and employee benefit costs, including potential increases in federally mandated minimum wage; costs and availability of food and beverage inventory; the Company’s ability to attract qualified managers, franchisees and team members; changes in the availability and cost of capital; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either Ruby Tuesday or other restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; significant fluctuations in energy prices; and general economic conditions.

RUBY TUESDAY, INC.

Financial Results For the Second Quarter of Fiscal Year 2006
(Amounts in thousands except per share amounts)

	13 Weeks Ended December 5, 2006	Percent of Revenue	13 Weeks Ended November 29, 2005	Percent of Revenue	Percent Change	26 Weeks Ended December 5, 2006	Percent of Revenue	26 Weeks Ended November 29, 2005	Percent of Revenue	Percent Change
Revenue:
Restaurant sales and operating revenue	$ 333,316	99.0	$ 291,631	98.8		$ 668,127	98.9	$ 595,974	98.8
Franchise revenue	3,503	1.0	3,431	1.2		7,351	1.1	7,311	1.2
Total revenue	336,819	100.0	295,062	100.0	14.2	675,478	100.0	603,285	100.0	12.0
Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	91,378	27.4	78,776	27.0		181,048	27.1	160,419	26.9
Payroll and related costs	104,314	31.3	92,965	31.9		207,857	31.1	188,694	31.7
Other restaurant operating costs	60,986	18.3	53,405	18.3		122,218	18.3	106,630	17.9
Depreciation and amortization	18,993	5.7	17,234	5.9		37,375	5.6	34,408	5.8
(as a percent of Total operating revenue)
Selling, general and administrative, net	30,897	9.2	23,505	8.0		60,324	8.9	49,464	8.2
Equity in losses of unconsolidated franchises	706	0.2	788	0.3		638	0.1	724	0.1
Total operating costs and expenses	307,274		266,673			609,460		540,339
Earnings before Interest and Taxes	29,545	8.8	28,389	9.6	4.1	66,018	9.8	62,946	10.4	4.9
Interest expense, net	4,589	1.4	2,633	0.9		8,883	1.3	4,546	0.8
Pre-tax Profit	24,956	7.4	25,756	8.7		57,135	8.5	58,400	9.7
Provision for income taxes	8,227	2.4	8,320	2.8		18,856	2.8	19,321	3.2
Net Income	$ 16,729	5.0	$ 17,436	5.9	(4.1)	$ 38,279	5.7	$ 39,079	6.5	(2.0)

Earnings Per Share:
Basic	$ 0.28		$ 0.28		0.0	$ 0.65		$ 0.62		4.8

Diluted	$ 0.28		$ 0.28		0.0	$ 0.65		$ 0.62		4.8

Shares:
Basic	58,793		61,578			58,467		62,554

Diluted	59,266		62,076			58,894		63,183

RUBY TUESDAY, INC.

Financial Results For the Second Quarter
of Fiscal Year 2007
(Amounts in thousands)
	December 5,	June 6,
CONDENSED BALANCE SHEETS	2006	2006
Assets
Cash and Short-Term Investments	$8,857	$22,365
Accounts and Notes Receivable	9,402	12,020
Inventories	19,501	17,428
Income Tax Receivable	4,697	374
Deferred Income Taxes	1,384	2,343
Assets Held for Disposal	17,541	12,833
Prepaid Rent and Other Expenses	14,359	10,977

Total Current Assets	75,741	78,340

Property and Equipment, Net	1,019,531	984,127
Goodwill, Net	17,011	17,017
Notes Receivable, Net	16,101	21,009
Other Assets	74,181	71,075

Total Assets	$1,202,565	$1,171,568

Liabilities
Current Portion of Long Term Debt, including
Capital Leases	$1,863	$1,461
Other Current Liabilities	104,920	106,537
Long-Term Debt, including Capital Leases	357,636	375,639
Deferred Income Taxes	44,360	49,727
Deferred Escalating Minimum Rents	39,015	37,535
Other Deferred Liabilities	76,083	73,511

Total Liabilities	623,877	644,410

Shareholders' Equity	578,688	527,158

Total Liabilities and
Shareholders' Equity	$1,202,565	$1,171,568